Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
July 30, 2020

Southern Company reports second-quarter 2020 earnings

ATLANTA - Southern Company today reported second-quarter 2020 earnings of $612 million, or 58 cents per share, compared with $899 million, or 86 cents per share, in the second quarter of 2019. For the six months ended June 30, 2020, Southern Company reported earnings of $1.48 billion, or $1.40 per share, compared with earnings of $2.98 billion, or $2.86 per share, for the same period in 2019.

Excluding the items described in the “Net Income - Excluding Items” table below, Southern Company earned $822 million, or 78 cents per share, during the second quarter of 2020, compared with $833 million, or 80 cents per share, during the second quarter of 2019. For the six months ended June 30, 2020, excluding these items, Southern Company earned $1.65 billion, or $1.56 per share, compared with $1.56 billion, or $1.50 per share, for the same period in 2019.

Non-GAAP Financial Measures	Three Months Ended June		Year-to-Date June
Net Income - Excluding Items (in millions)	2020	2019	2020	2019
Net Income - As Reported	$612	$899	$1,480	$2,982
Less:
Acquisition and Disposition Impacts	—	(18)	38	2,481
Tax Impact	—	67	(16)	(1,122)
Estimated Loss on Plants Under Construction	(152)	(8)	(155)	(13)
Tax Impact	39	2	40	3
Wholesale Gas Services	(31)	29	—	93
Tax Impact	8	(6)	—	(23)
Asset Impairment	(154)	—	(154)	—
Tax Impact	80	—	80	—
Net Income - Excluding Items	$822	$833	$1,647	$1,563
Average Shares Outstanding - (in millions)	1,058	1,044	1,057	1,041
Basic Earnings Per Share - Excluding Items	$0.78	$0.80	$1.56	$1.50
NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Earnings drivers year-over-year for the second quarter 2020 were negatively impacted by a decline in sales from demand reduction related to the COVID-19 pandemic and mild weather, largely offset by diligent cost control and constructive state regulatory actions completed in 2019 at the company’s utilities.

“Despite the challenges of the COVID-19 pandemic, Southern Company and its subsidiaries have never taken a day off,” said Chairman, President and CEO Thomas A. Fanning. “Our electric and gas utilities have continued to provide clean, safe, reliable and affordable energy to customers while operating under appropriate health and safety protocols,” added Fanning. “Whether it’s our response to major storms in the Southeast or working within our communities to promote racial justice, we continue to deliver results, including continued progress on new nuclear construction.”

Second-quarter 2020 operating revenues were $4.62 billion, compared with $5.10 billion for the second quarter of 2019, a decrease of 9.4 percent. For the six months ended June 30, 2020, operating revenues were $9.64 billion, compared with $10.51 billion for the corresponding period in 2019, a decrease of 8.3 percent. These decreases were primarily due to lower fuel costs, milder weather and a sales decline from COVID-19 demand reduction.

Southern Company’s second-quarter earnings slides with supplemental financial information are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Fanning and Chief Financial Officer Andrew W. Evans will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy company serving 9 million customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company serving wholesale customers across America, a leading distributed energy infrastructure company, a fiber optics network and telecommunications services. Southern Company brands are known for excellent customer service, high reliability and affordable prices below the national average. For more than a century, we have been building the future of energy and developing the full portfolio of energy resources, including carbon-free nuclear, advanced carbon capture technologies, natural gas, renewables, energy efficiency and storage technology. Through an industry-leading commitment to innovation and a low-carbon future, Southern Company and its subsidiaries develop the customized energy solutions our customers and communities require to drive growth and prosperity. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and govern our business to the benefit of our world. Our corporate culture and hiring practices have been recognized nationally by the U.S. Department of Defense, G.I. Jobs magazine, DiversityInc, Black Enterprise, Forbes and the Women’s Choice Award. To learn more, visit www.southerncompany.com.

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